UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

Vistaprint N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands	5928 LW
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 1, 2014, Vistaprint N.V. and its wholly owned subsidiary, Vistaprint Italy S.r.l., entered into a Sale and Purchase Agreement with Alcedo SGR S.p.A (on behalf of the close-ended investment fund “Alcedo III”), Cap2 S.r.l., and Alessandro Tenderini pursuant to which Vistaprint Italy agreed to acquire 97 percent of the outstanding corporate capital of Pixartprinting S.r.l., a limited liability company incorporated under the laws of Italy, as follows:

•	Vistaprint Italy acquired all of the Pixartprinting corporate capital held by Alcedo, representing 72.75% of Pixartprinting’s outstanding corporate capital.

•	Vistaprint Italy acquired a portion of the Pixartprinting corporate capital held by Cap2, a company controlled by Pixartprinting’s founder, representing 21.25% of Pixartprinting’s outstanding corporate capital, and Cap2 retained 3% of Pixartprinting’s outstanding corporate capital (the “Cap2 Retained Equity”).

•	Vistaprint Italy acquired all of the Pixartprinting corporate capital held by Mr. Tenderini, Pixartprinting’s Chief Executive Officer, at closing representing 3% of Pixartprinting’s outstanding corporate capital. Mr. Tenderini has the right to purchase 1% of the corporate capital of Pixartprinting from Vistaprint (the “CEO Retained Equity”) for an aggregate purchase price of €10,000 during the 10 business days after April 3, 2015, so long as Mr. Tenderini remains a Vistaprint Italy employee on that date.

Pursuant to the Sale and Purchase Agreement, Vistaprint agreed to pay an aggregate base purchase price of approximately €127 million and a sliding-scale earn out of up to €9.6 million subject to Pixartprinting’s achievement of certain revenue and EBITDA performance targets for calendar year 2014. To secure the indemnification obligations of Cap2 and Alcedo under the Sale and Purchase Agreement, Cap2 pledged the Cap2 Retained Equity to Vistaprint, and €6 million of the purchase price payable to Alcedo was deposited into an escrow fund. On or about October 3, 2015, the equity pledge will terminate with respect to any amount of the Cap2 Retained Equity that has not been transferred to Vistaprint to cover indemnification claims, and Alcedo will receive the balance of the escrow fund on such date less (1) any amounts held for unresolved indemnification claims and (2) €1 million to be held until December 31, 2019 to secure certain tax indemnification obligations.

Vistaprint N.V. and Vistaprint Italy have also entered into Put and Call Option Agreements with each of Cap2 and Mr. Tenderini with respect to the Cap2 Retained Equity and, if Mr. Tenderini exercises the purchase right described above, the CEO Retained Equity. Pursuant to the Put and Call Option Agreements, Cap2 and Mr Tenderini have the right to sell to Vistaprint all (but not less than all) of each of the Cap2 Retained Equity and CEO Retained Equity at the end of Pixartprinting’s fiscal years ending June 30, 2015, 2016 and 2017 for a purchase price based on Pixartprinting’s EBITDA and net financial position (as reflected in its annual financial statements) for the fiscal year as to which the put option is exercised. Vistaprint has the right to buy from Cap2 and Mr. Tenderini all (but not less than all) of each of the Cap2 Retained Equity and CEO Retained Equity at the end of Pixartprinting’s fiscal years ending June 30, 2017 and 2018 for a purchase price based on Pixartprinting’s EBITDA and net financial position (as reflected in its annual financial statements) for the fiscal year as to which the call option is exercised. The parties’ put and call rights are also triggered by certain other events described in the Put and Call Option Agreements. The put and call options are exercisable during 30-day periods following the determination of the option purchase price for the relevant fiscal year.

This description is not a complete description of the parties’ rights and obligations under the Sale and Purchase Agreement and Put and Call Option Agreements and is qualified by reference to the full text of the agreements, which are filed as exhibits to this report and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets

On April 3, 2014, Vistaprint completed the acquisition of Pixartprinting S.r.l. pursuant to the Sale and Purchase Agreement described above.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of the Business Acquired

Vistaprint will file the financial statements required by this item by an amendment to this report no later than June 17, 2014.

(b)	Pro Forma Financial Information

Vistaprint will file the pro forma financial information required by this item by an amendment to this report no later than June 17, 2014.

(d)	Exhibits

See the Exhibit Index attached to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2014	VISTAPRINT N.V.

	By:	/s/ Ernst J. Teunissen
Ernst J. Teunissen
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Sale and Purchase Agreement dated April 1, 2014 among Vistaprint N.V., Vistaprint Italy S.r.l., Alcedo SGR S.p.A (on behalf of the close-ended investment fund “Alcedo III”), Cap2 S.r.l., and Alessandro Tenderini

2.2	Put and Call Option Agreement dated April 3, 2014 among Vistaprint N.V., Vistaprint Italy S.r.l., Cap2 S.r.l., and Matteo Rigamonti

2.3	Put and Call Option Agreement dated April 3, 2014 among Vistaprint N.V., Vistaprint Italy S.r.l., and Alessandro Tenderini

99.1	Press release dated April 1, 2014 entitled “Vistaprint Agrees to Acquire Italian Company Pixartprinting Srl”